Exhibit 99.1
Liberty Latin America Reports First Quarter 2018 Results
RGU Additions of 33,000 Driven by Broadband and Video
Delivered Strong Rebased OCF Growth at Cable & Wireless and VTR
Substantial Quarterly Improvement in Puerto Rico from Q4 2017
Expanded / Upgraded our Network with over 80,000 Homes Added
Guidance for 2018 Remains On-Track
Denver, Colorado - May 8, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ended March 31, 2018 ("Q1").
CEO Balan Nair stated, "We had a solid start to the year in our first quarter as a separately listed company. Robust operational momentum generated rebased OCF growth at VTR and at C&W, where we grew rebased OCF by 7% and had our second best fixed-line quarter for RGU additions since acquiring the business. In Puerto Rico, our team has continued to work tirelessly to rebuild the network, which is now mostly complete and contributed to our solid sequential step-up in revenue and OCF. Today, we are approaching 600,000 billable RGUs, our sales are back at pre-hurricane levels and nearly all of our B2B customers are connected. We expect that our performance in Puerto Rico will continue to improve throughout the year."
"Importantly, we remain focused on creating a leading experience for our customers, and during the quarter we launched a number of innovative products, such as Replay TV in Chile. This advanced feature is a boost to the video experience, enabling our customers to playback up to 7 days of programming across nearly 60 channels. At C&W, we enhanced our video functionality with the introduction of our Flow Evo video platform, and added new content with the launch of our own Flow Sports 2 channel across the Caribbean. In Puerto Rico, we are driving the best fixed-line connectivity and entertainment offering on the island, with our lead bundle offering customers broadband speeds of 100 Mbps."
"We continue to strengthen the capability and reach of our fixed networks, and have hit the ground running in Q1, remaining on-track to deliver over 250,000 new or upgraded homes in 2018. In addition to developing our fixed footprint, we are focusing on mobile investments across our markets. Our objective is to be the LTE leader, which will position us to capitalize on growth in data demand and convergence."
"In addition to our organic growth potential, we remain convinced of the significant consolidation opportunity across our region where we can leverage our growing scale to drive synergies and improve operating performance. Our first step in executing this strategy came with the announced acquisition of Cabletica in Costa Rica, which we anticipate completing later this summer."
"Overall, we are pleased with Q1 and remain on-track with our 2018 guidance1 targets. Our new leadership team is now firmly established and we are excited about the opportunities to create a platform for sustainable future growth and free cash flow development."

Business Highlights

•	C&W focused on enhancing customer experience and operational execution:

◦	Strong YoY rebased OCF[2] growth of 7%, with $229 million of OCF

◦	25,000 RGUs added in Q1; more than double the additions compared to prior year

◦	LTE penetration up to nearly a quarter of all mobile customers

•	VTR delivered another strong quarter:

◦	Reported rebased revenue and OCF growth of 6%

◦	Video innovation with launch of Replay TV; Broadband maximum speeds of 400 Mbps

◦	New build and upgrade initiatives delivered over 40,000 premises in Q1
•Liberty Puerto Rico's recovery from hurricanes progressing:

◦	Service available to approximately 900,000 homes

◦	Over 80% of our current subscribers back on-line as of May 4, 2018

◦	Q1 gross RGU additions comparable to the Q1 2017 period; B2B business almost fully recovered
Financial Highlights

Liberty Latin America	Q1 2018	YoY Growth/(Decline)*
Subscribers
Organic RGU net additions	33,300	(21%)

Financial (in USD millions)
Revenue	$910	(4%)
OCF	$341	(5%)
Property & equipment additions	$194	39%
As a percentage of revenue	21%

Operating income	$98	(27%)

Adjusted FCF[3]	$(46)	(38%)
Cash provided by operating activities	$163
Cash used by investing activities	$(188)
Cash used by financing activities	$(12)

*	Revenue and OCF YoY growth rates are on a rebased basis[4].

Subscriber Growth5

	Three months ended
	March 31,
	2018	2017
Organic RGU net additions (losses) by product
Video	2,400	5,200
Data	37,000	38,600
Voice	(6,100)	(1,900)
Total	33,300	41,900

Organic RGU net additions (losses) by segment
C&W	25,100	9,900
VTR	23,600	25,400
Liberty Puerto Rico	(15,400)	6,600
Total	33,300	41,900

Organic Mobile SIM additions (losses) by product
Postpaid	3,400	12,100
Prepaid	(14,400)	27,000
Total	(11,000)	39,100

Organic Mobile SIM additions (losses) by segment
C&W	(19,800)	26,600
VTR	8,800	12,500
Total	(11,000)	39,100

•	Product Additions: Organic fixed RGU gains of 33,000 in Q1 2018.

•	C&W added 25,000 RGUs during Q1, with growth across all three products, including 14,000 broadband and 8,000 fixed telephony RGUs.

◦
Broadband additions of 14,000 were twice the number reported in the prior-year period, led by Jamaica where we added 8,000 RGUs. The additions were supported by improved services, including the roll-out of our Wi-Fi Connect boxes, of which we have deployed over 100,000 across C&W.

◦
Video RGU additions totaling 3,000 were the best since the acquisition of C&W. We continued to differentiate our proposition through our content offering, launching Flow Sports 2 in the Caribbean, which carries the Premier League, IPL cricket (Indian Premier League), and other exclusive sporting events. We also launched "Flow Evo," which delivers an improved EPG (Electronic Programming Guide) experience and the ability to pause live TV.

◦	Bundled offers, particularly in Jamaica and Trinidad, drove fixed voice additions in Q1.

◦	Mobile subscribers declined by 20,000 in Q1 driven by Jamaica and the Bahamas, although the quarterly loss at BTC was the lowest since a new competitor entered the market in Q4 2016.

•
VTR added 24,000 RGUs in Q1, driven by 26,000 broadband and 9,000 video subscriber additions, partially offset by losses in fixed telephony RGUs. Video additions represented the best Q1 in four years, supported by footprint expansion and the demand for our leading HD offering, while broadband additions continue to reflect our speed and reliability leadership in Chile.

◦	Mobile: We added 9,000 postpaid subscribers in Q1 through a continued focus on our fixed subscriber base, which represented approximately 80% of new mobile subscribers.

•	Liberty Puerto Rico: Our RGU base declined by 15,000 in Q1, which was a significant improvement compared to the Q4 2017 decline of 65,000 RGUs.
Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative period and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$585.5	$575.6	1.7	(0.4)
VTR	263.8	229.3	15.0	5.8
Liberty Puerto Rico	61.8	106.7	(42.1)	(42.0)
Intersegment eliminations	(1.2)	(0.7)	N.M.	N.M.
Total	$909.9	$910.9	(0.1)	(3.5)
N.M. – Not Meaningful.

•	Our reported revenue for the three months ended March 31, 2018 remained relatively flat year-over-year.

◦
This was mainly a combination of a decrease of $45 million at Liberty Puerto Rico primarily attributable to the hurricanes, partly offset by increases of $10 million and $23 million attributable to the impact of the C&W Carve-out Acquisition and FX, respectively.

•
From a rebased perspective, revenue declined by 4% for the three months ended March 31, 2018 driven by the impact of Hurricanes Irma and Maria, partially offset by strong rebased growth at VTR, as described below.

Q1 2018 Rebased Revenue Growth - Segment Highlights

•	C&W: Rebased revenue remained relatively flat.

◦
Growth in our sub-sea B2B business was offset by lower mobile subscription revenue. The decrease in mobile subscription revenue is primarily attributable to the net effect of (i) lower revenue in (a) the Bahamas associated with a decrease in the average number of subscribers and lower ARPU, primarily driven by the commercial launch of mobile services by a competitor during the fourth quarter of 2016, and (b) Panama due primarily to a decrease in the average number of subscribers and (ii) higher revenue in Jamaica mostly due to higher ARPU.

•
VTR: Rebased revenue growth of 6% was primarily related to increases in (i) residential cable subscription revenue, mainly from higher ARPU per RGU and an increase in the average number of subscribers, (ii) mobile subscription revenue, driven by subscriber growth, and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•
Liberty Puerto Rico: Rebased revenue decline of 42% year-over-year was primarily driven by impacts related to Hurricanes Irma and Maria. However, our performance in Q1 began to recover as revenue expanded from $17 million in Q4 2017 to $62 million in Q1 2018. We have continued our steady progress reconnecting customers with 589,000 RGUs back online as of May 4, 2018, an increase of 129,000 RGUs since February 8, 2018 and nearly all of our B2B customers are online today.

Operating Income

•
Operating income was $98 million and $135 million in Q1 2018 and Q1 2017, respectively, representing a decline of 27%. The decrease was driven by (i) higher restructuring charges, primarily resulting from employee severance and termination costs associated with certain reorganization programs at C&W, (ii) an increase in depreciation and amortization and (iii) lower OCF as further described below.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments for the comparative period and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$229.1	$209.9	9.1	6.9
VTR	105.0	91.6	14.6	5.5
Liberty Puerto Rico	18.0	51.3	(64.9)	(64.8)
Corporate	(11.3)	(5.1)	121.6	121.6
Total	$340.8	$347.7	(2.0)	(5.3)

OCF Margin	37.5%	38.2%

•	Our reported OCF for the three months ended March 31, 2018 declined 2% year-over-year.

◦
The decline was mainly due to a decrease of $33 million at Liberty Puerto Rico, primarily attributable to the hurricanes, partially offset by OCF growth at VTR, which included beneficial exchange rate movements, and C&W.

•	From a rebased perspective, OCF declined by 5% in Q1, mainly driven by the impact of Hurricanes Irma and Maria. This decrease was partially offset by rebased growth at C&W and VTR, as described below.
Q1 2018 Rebased OCF Growth - Segment Highlights

•
C&W: Rebased OCF growth of 7% was driven by lower other operating expenses year-over-year. The decrease primarily resulted from (i) lower bad debt and collection expenses of $7 million in Q1 2018 largely due to better collections in 2018, including a $3 million recovery related to provisions established following the impact of Hurricanes Irma and Maria, and provisions recorded in Q1 2017 in connection with Hurricane Matthew and (ii) reduced network-related expenses primarily due to increased repair costs in Q1 2017 following Hurricane Matthew.

•
VTR: Rebased OCF was 6% higher driven by the aforementioned revenue growth, partially offset by increases in network-related expenses, sales commissions, and marketing and advertising expenses (focused on the launch of Replay TV).

•
Liberty Puerto Rico: Rebased OCF decline of 65% was driven by the negative impacts of Hurricanes Irma and Maria. Performance in Q1 began to recover as OCF grew from $(12) million in Q4 2017 to $18 million in Q1 2018.

•	Corporate: Rebased OCF decline was primarily attributable to added costs associated with being a separate public company, including increases in personnel costs and professional services.

Net Loss Attributable to Shareholders

•	Net loss attributable to shareholders was $45 million and $6 million for the three months ended March 31, 2018 and 2017, respectively.
Leverage and Liquidity (at March 31, 2018)

•	Total principal amount of debt and capital leases: $6,440 million.

•
Leverage ratios: Consolidated gross and net leverage ratios of 4.8x and 4.5x, respectively. These ratios were calculated on a latest quarter annualized ("LQA") basis and therefore negatively impacted by Hurricanes Irma and Maria.

•	Average debt tenor[6]: 6.0 years, with approximately 90% not due until 2022 or beyond.

•
Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.3%. In February 2018, we entered into a new $1,875 million term loan at C&W, which was used to refinance the existing C&W $1,825 million term loan. The incremental loan proceeds were primarily used to repay drawings under C&W's revolving credit facility.

•	Cash and borrowing availability: $511 million of cash and $979 million of aggregate unused borrowing capacity[7] under our credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean, our performance expectations in Puerto Rico, our plans regarding the markets impacted by the hurricanes and the time it will take to restore services in the markets impacted by the hurricanes; statements regarding the development, enhancement and expansion of, our superior networks and innovative and advanced products and services; plans and expectations relating to new build and network extension opportunities, and other investments in our networks (including expanding LTE) and the anticipated impacts of such activity; our estimates of future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our debt; statements regarding our acquisition of a Costa Rican cable operator, including the expected timing for its completion; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore the networks in hurricane impacted markets, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region increasingly include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations
Kunal Patel    +1 786 274 7552

Footnotes

1.	OCF guidance is based on foreign currency translation effects ("FX") rates as of February 9, 2018.

2.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, see OCF Definition and Reconciliation below.

3.
For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q.

4.
The indicated growth rates are rebased for the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, an acquisition and FX. See Revenue and Operating Cash Flow for information on rebased growth.

5.
See Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

6.	For purposes of calculating our average tenor, total debt excludes vendor financing.

7.
Our aggregate unused borrowing capacity of $979 million represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2018 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate the full amount of unused borrowing capacity will continue to be available to be borrowed under each of the respective subsidiary facilities. For information regarding limitations on our ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three months ended March 31, 2017 to (i) include the pre-acquisition revenue and OCF of certain entities acquired on April 1, 2017 at C&W (the Carve-out Entities) in our rebased amounts for the three months ended March 31, 2017 to the same extent that the revenue and OCF of the Carve-out Entities are included in our results for the three months ended March 31, 2018, (ii) reflect the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers for the three months ended March 31, 2017 and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2018. We have reflected the revenue and OCF of the Carve-out Entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the Carve-out Entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the Carve-out Entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates:

	Revenue	OCF
	Three months ended March 31, 2017	Three months ended March 31, 2017
	in millions

Acquisition of the Carve-out Entities	$8.2	$1.6
Adoption of new accounting standard	2.3	2.5
Foreign currency	21.3	8.2
Total	$31.8	$12.3

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-07, Improving the Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in certain pension-related credits being reclassified from SG&A expense to non-operating income (expense) and, as such, are no longer included in OCF. Such credits totaled $3 million for each of the three months ended March 31, 2018 and 2017. This change has been given effect for all periods presented. Effective December 31, 2017, we include certain charges previously allocated to us by Liberty Global in the calculation of OCF. These charges represent fees for certain services provided to us and totaled $3 million for the three months ended March 31, 2017. We believe changing the definition of OCF to include these charges is meaningful given they represent operating costs that we incur subsequent to the split-off as a standalone public company. This change has been given effect for all periods presented. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended
	March 31,
	2018	2017
	in millions

Operating income	$98.3	$134.8
Share-based compensation expense	6.5	5.6
Depreciation and amortization	202.3	193.9
Impairment, restructuring and other operating items, net	33.7	13.4
Total OCF	$340.8	$347.7

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at March 31, 2018:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions

Liberty Latin America[1]	$—	$—	$—	$109.5
C&W	3,939.4	16.1	3,955.5	291.6
VTR	1,501.5	0.7	1,502.2	69.0
Liberty Puerto Rico	982.5	—	982.5	40.5
Total	$6,423.4	$16.8	$6,440.2	$510.6

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside of our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended
	March 31,
	2018	2017
	in millions, except % amounts

Customer premises equipment	$40.2	$45.4
New Build & Upgrade[1]	68.3	14.6
Capacity	0.2	9.4
Baseline	17.8	7.6
Product & Enablers	0.3	1.7
C&W P&E Additions	67.2	60.5
Property and equipment additions	194.0	139.2
Assets acquired under capital-related vendor financing arrangements	(20.7)	(14.1)
Assets acquired under capital leases	(0.6)	(0.9)
Changes in current liabilities related to capital expenditures	15.5	0.2
Capital expenditures[2]	$188.2	$124.4

Property and equipment additions as % of revenue	21.3%	15.3%

1.	Increase from Q1 2017 is primarily attributable to the restoration activities at Liberty Puerto Rico following the hurricanes.

2.
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on capital leases. We changed the way we define Adjusted FCF, effective December 31, 2017, to deduct distributions to noncontrolling interest owners. This change was given effect for all periods presented. Additionally, on January 1, 2018, we retroactively adopted Accounting Standards Update 2016-18, Statement of Cash Flows-Restricted Cash, which resulted in an immaterial decrease in cash from operating activities for the three months ended March 31, 2017. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended
	March 31,
	2018	2017
	in millions

Net cash provided by operating activities	$163.2	$75.0
Cash payments for direct acquisition and disposition costs	0.1	0.9
Expenses financed by an intermediary[1]	32.3	10.3
Capital expenditures	(188.2)	(124.4)
Distributions to noncontrolling interest owners	—	(14.6)
Principal payments on amounts financed by vendors and intermediaries	(51.1)	(18.8)
Principal payments on capital leases	(2.0)	(1.9)
Adjusted FCF	$(45.7)	$(73.5)

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,					FX-Neutral[1]
	2018		2017		% Change	% Change

Liberty Latin America[2,3]		$51.56		$48.19	7.0%	1.4%
C&W2		$45.18		$43.59	3.6%	3.4%
VTR	CLP	33,508	CLP	33,676	(0.5%)	(0.5%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2018	2017	% Change	% Change

Including interconnect revenue	$16.98	$16.81	1.0%	0.3%
Excluding interconnect revenue	$15.75	$15.67	0.5%	(0.2%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

2.
As a part of our ongoing effort to conform C&W's subscriber counting policies to our policies, we have reflected nonorganic reductions totaling 220,600 to C&W's customer count during the three months ended March 31, 2017. In order to provide a more meaningful comparison of ARPU per customer relationship, we have reflected all of these nonorganic reductions in the customer figures used to calculate ARPU per customer relationship for the three months ended March 31, 2017.

3.
Due to the impact of Hurricanes Irma and Maria, we have omitted Liberty Puerto Rico's ARPU per customer relationship for the three months ended March 31, 2018 and 2017. For the three months ended March 31, 2017, Liberty Puerto Rico's ARPU per customer relationship was $79.07. In order to provide a more meaningful comparison, Liberty Puerto Rico's ARPU per customer relationship has been omitted from the consolidated Liberty Latin America ARPU per customer relationship for the three months ended March 31, 2018 and 2017. Including Liberty Puerto Rico, Liberty Latin America's ARPU per customer relationship was $52.85 for the three months ended March 31, 2017.

Subscriber Tables

	Consolidated Operating Data — March 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	176,200	—	50,000	27,800	77,800	106,100	124,700	308,600	1,680,900
Jamaica	468,600	458,600	238,900	—	105,500	—	105,500	176,000	182,900	464,400	941,500
The Bahamas	128,900	128,900	47,300	—	7,000	—	7,000	27,100	47,300	81,400	251,100
Trinidad and Tobago	318,200	318,200	155,800	—	107,300	—	107,300	125,700	53,900	286,900	—
Barbados	124,500	124,500	84,900	—	18,500	—	18,500	62,300	74,700	155,500	122,700
Other[2]	362,400	342,600	207,100	11,700	65,400	—	77,100	131,700	101,300	310,100	400,500
C&W total	1,948,500	1,918,700	910,200	11,700	353,700	27,800	393,200	628,900	584,800	1,606,900	3,396,700
VTR	3,432,500	2,957,800	1,427,700	64,900	1,011,400	—	1,076,300	1,207,400	617,300	2,901,000	223,700
Liberty Puerto Rico[2]	1,076,900	1,076,900	370,300	—	222,200	—	222,200	310,500	190,400	723,100	—
Total	6,457,900	5,953,400	2,708,200	76,600	1,587,300	27,800	1,691,700	2,146,800	1,392,500	5,231,000	3,620,400

	Organic Subscriber Variance Table — March 31, 2018 vs December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	4,400	4,400	(3,000)	—	2,100	(1,900)	200	1,600	(500)	1,300	(1,400)
Jamaica	10,300	10,300	5,600	—	3,000	—	3,000	7,500	6,000	16,500	(12,200)
The Bahamas	—	—	(100)	—	800	—	800	500	(100)	1,200	(3,800)
Trinidad and Tobago	2,200	2,200	(500)	—	(100)	—	(100)	1,400	4,400	5,700	—
Barbados	—	—	(600)	—	800	—	800	300	(400)	700	(1,600)
Other[2]	—	—	(800)	—	(1,300)	—	(1,300)	2,500	(1,500)	(300)	(800)
C&W total	16,900	16,900	600	—	5,300	(1,900)	3,400	13,800	7,900	25,100	(19,800)
VTR	37,800	45,000	20,800	(2,600)	11,500	—	8,900	25,800	(11,100)	23,600	8,800
Liberty Puerto Rico[2]	—	—	(7,400)	—	(9,900)	—	(9,900)	(2,600)	(2,900)	(15,400)	—
Total change	54,700	61,900	14,000	(2,600)	6,900	(1,900)	2,400	37,000	(6,100)	33,300	(11,000)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q1 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,525,800	155,100	1,680,900	2,200	(3,600)	(1,400)
Jamaica	923,500	18,000	941,500	(11,400)	(800)	(12,200)
The Bahamas	224,700	26,400	251,100	(3,400)	(400)	(3,800)
Barbados	95,900	26,800	122,700	(1,400)	(200)	(1,600)
Other[2]	346,000	54,500	400,500	(300)	(500)	(800)
C&W total	3,115,900	280,800	3,396,700	(14,300)	(5,500)	(19,800)
VTR	6,800	216,900	223,700	(100)	8,900	8,800
Total	3,122,700	497,700	3,620,400	(14,400)	3,400	(11,000)

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico, as well as certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As we are still in the process of assessing the operational impacts of the hurricanes, we are unable to accurately estimate our homes passed and subscriber numbers as of March 31, 2018. Accordingly, the March 31, 2018 subscriber numbers for these markets reflect subscriber amounts as of August 31, 2017 as adjusted through March 31, 2018 for (i) net voluntary disconnects and (ii) disconnects related to customers whose accounts are delinquent. The Liberty Puerto Rico homes passed reflect the August 31, 2017 levels adjusted for approximately 30,000 homes in geographic areas we may not rebuild. As of March 31, 2018, we have been able to restore service to approximately 560,000 RGUs of our total 723,100 RGUs at Liberty Puerto Rico. Additionally, services to most of our fixed-line customers have not yet been restored in the British Virgin Islands and Dominica.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Leverage – Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.